Exhibit 99.1
For immediate release
Contact:
Ryan VanWinkle, Investor Relations, 913-661-1528
Scott Brockelmeyer, Media Relations, 913-661-1830
Ferrellgas Partners, L.P.
Announces Near-Record Fiscal 2005 Results
     Overland Park, KS (October 14, 2005)—Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest propane distributors, today reported earnings for its fiscal fourth quarter and year ended July 31, 2005.
     “Fiscal 2005 will be remembered as a turning point in the history of Ferrellgas as we have successfully completed the nationwide rollout of our new technology platform,” said James E. Ferrell, Chairman, President and Chief Executive Officer. “Today, all of our more than 850 retail propane distribution locations are servicing over 1 million customers on our new operating platform and we have begun to realize the anticipated operating expense savings and improved customer profitability associated with this new operating platform. We continue to believe that our new business model will contribute more than $30 million annually to our Adjusted EBITDA performance beginning in fiscal 2006.”
     Propane sales for the fiscal year were a near-record 898 million gallons, compared to propane sales volumes of 874 million gallons sold in fiscal 2004, primarily reflecting the full-year contribution from the Blue Rhino propane by portable tank exchange operations partially offset by warmer than normal heating season temperatures and the effects of continued customer conservation resulting from significantly higher wholesale commodity prices. In fiscal 2005, national temperatures were 6 percent warmer than normal and 2 percent warmer than the prior fiscal year, according to the National Oceanic & Atmospheric Administration.
     Gross profit for the fiscal year was a record $613.8 million, compared to a gross profit of $542.0 million reported in fiscal 2004. This fiscal year’s record gross profit results reflect the full-year contribution from our Blue Rhino operations, which experienced a more than 20-percent increase in year-over-year sales volumes, contributions from recent retail propane acquisitions and improved margins from retail locations. These increases in gross profit were partially offset by reduced sales volumes resulting from continued customer conservation related to the high commodity prices and warmer temperatures and a lesser contribution from risk management activities.
     Operating and general and administrative expenses for the fiscal year were $366.2 million and $42.3 million, respectively, compared to $323.3 million and $34.5 million in the prior fiscal year. Increases in these expenses primarily reflect the full-year contribution from the Blue Rhino operations and recent retail propane acquisitions and, to a lesser extent, anticipated costs associated with the ongoing rollout of the partnership’s new technology initiative to its retail distribution locations.
     Interest expense and depreciation and amortization expense were $91.5 million and $83.1 million, respectively, compared to $74.5 million and $56.1 million in the prior fiscal year. Increases in these expenses primarily reflect the impact of recent acquisitions, including the Blue Rhino contribution in April 2004. Equipment lease expense for the fiscal year was $25.5 million, compared to $19.7 million in the prior fiscal year primarily reflecting the addition of leased equipment related to the partnership’s technology initiative.
     Adjusted EBITDA, including results from discontinued operations, and net earnings for fiscal 2005 were $189.2 million and $88.8 million, respectively, compared to $173.7 million and $28.6 million achieved in fiscal 2004. Fiscal 2005 net earnings were favorably impacted by the partnership’s July 2005 divestiture of certain non-strategic storage and terminal assets, which generated a $97.0 million gain on the sale of these discontinued operations.
     “With the rollout of our technology platform behind us and our recent significant debt reduction, we are now operationally and financially positioned in fiscal 2006 to be more flexible to changes in customer demand, commodity prices and other factors impacting our industry,” said Mr. Ferrell. “We are excited to share with investors what our enhanced capabilities can produce and expect to show a significant improvement in our financial results beginning with our upcoming fiscal first quarter.”
     For the fourth quarter, propane sales volumes and gross profit were 130 million gallons and $106.3 million, respectively. Operating and general and administrative expenses were $86.9 million and $10.7 million, respectively. Interest expense and depreciation and amortization expense were $22.8 million and $21.5 million, respectively, while equipment lease expense was $6.8 million. These seasonal results produced an expected Adjusted EBITDA, including results from discontinued operations, of $3.2 million and net earnings of $46.6 million for the fourth fiscal quarter.
     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own more than 18 million common units of Ferrellgas Partners through an employee stock ownership plan.
Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2005 and other documents filed from time to time by these entities with the Securities and Exchange Commission.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	July 31, 2005	July 31, 2004

Current Assets:
Cash and cash equivalents	$20,505	$15,428
Accounts and notes receivable, net	107,778	110,389
Inventories	97,743	96,359
Prepaid expenses and other current assets	12,861	9,715
Current assets of discontinued operations	—	11,348

Total Current Assets	238,887	243,239

Property, plant and equipment, net	766,765	776,507
Goodwill	234,142	230,604
Intangible assets, net	255,277	264,427
Other assets, net	13,902	15,330
Non-current assets of discontinued operations	—	48,068

Total Assets	$1,508,973	$1,578,175

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$108,667	$101,737
Short term borrowings	19,800	—
Other current liabilities(a)	71,535	88,313
Current liabilities of discontinued operations	—	7,052

Total Current Liabilities	200,002	197,102

Long-term debt(a)	948,977	1,153,652
Other liabilities	20,165	17,052
Non-current liabilities of discontinued operations	—	3,479
Contingencies and commitments	—	—
Minority interest	6,151	4,791

Partners’ Capital:
Senior unitholder (0 and 1,994,146 units outstanding and liquidation preference $0 and $79,766 at 2005 and 2004 respectively)	—	79,766
Common unitholders (60,134,054 and 48,772,875 units outstanding at 2005 and 2004, respectively)	390,422	178,994
General partner unitholder (607,415 and 512,798 units outstanding at 2005 and 2004, respectively)	(56,132)	(57,391)
Accumulated other comprehensive income (loss)	(612)	730

Total Partners’ Capital	333,678	202,099

Total Liabilities and Partners’ Capital	$1,508,973	$1,578,175

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2005 AND 2004
(in thousands, except per unit data)
(unaudited)

	Three months ended July 31		Twelve months ended July 31
	2005	2004	2005	2004
Revenues:
Propane and other gas liquids sales	$261,908	$209,139	$1,592,325	$1,210,564
Other	34,442	34,413	161,789	97,822

Total revenues	296,350	243,552	1,754,114	1,308,386

Cost of product sold	190,091	139,296	1,140,298	766,404

Gross profit	106,259	104,256	613,816	541,982

Operating expense	86,864	91,849	366,192	323,260
Depreciation and amortization expense	21,509	19,673	83,060	56,111
General and administrative expense	10,664	10,771	42,342	34,532
Equipment lease expense	6,821	5,396	25,495	19,652
Employee stock ownership plan compensation charge	3,814	1,902	12,266	7,892
Loss on sale of assets and other	4,070	2,652	8,673	7,133

Operating income (loss)	(27,483)	(27,987)	75,788	93,402

Interest expense	(22,848)	(22,384)	(91,518)	(74,467)
Interest income	368	322	1,894	1,582

Earnings (loss) before income taxes, minority interest, and discontinued operations	(49,963)	(50,049)	(13,836)	20,517

Income tax expense (benefit)	879	(419)	1,447	(402)
Minority interest(b)	(452)	(444)	92	418

Earnings (loss) before discontinued operations	(50,390)	(49,186)	(15,375)	20,501

Earnings from discontinued operations (including gain on sale in 2005 of $97,001), net of minority interest	97,027	1,415	104,189	8,049

Net earnings (loss)	46,637	(47,771)	88,814	28,550

Distributions to senior unitholder	1,323	1,995	7,305	7,977
Net earnings (loss) available to general partner	3,146	(497)	815	206

Net earnings (loss) available to common unitholders	$42,168	$(49,269)	$80,694	$20,367

Basic earnings (loss) per common unit:
Net earnings available to common unitholders before discontinued operations(c)	$(0.91)	$(1.04)	$(0.41)	$0.30
Earnings from discontinued operations	$1.66	$0.03	$1.91	$0.19

Net earnings available to common unitholders(e)	$0.75	$(1.01)	$1.50	$0.49

Weighted average common units outstanding	56,460.5	48,772.0	53,945.4	41,419.2

Supplemental Data and Reconciliation of Non-GAAP Item:

	Three months ended July 31		Twelve months ended July 31
	2005	2004	2005	2004
Propane gallons	130,053	129,948	897,606	873,711

Net earnings (loss)	$46,637	$(47,771)	$88,814	$28,550
Income taxes	879	(419)	1,447	(402)
Interest expense	22,848	22,384	91,518	74,467
Depreciation and amortization expense	21,509	19,673	83,060	56,111
Interest income	(368)	(322)	(1,894)	(1,582)

EBITDA	$91,505	$(6,455)	$262,945	$157,144
Employee stock ownership plan compensation charge	3,814	1,902	12,266	7,892
Earnings from discontinued operations(a)	(95,751)	364	(94,785)	1,121
Loss on disposal of assets and other	4,070	2,652	8,673	7,133
Minority interest (b)	(452)	(444)	92	418

Adjusted EBITDA (d)	$3,186	$(1,981)	$189,191	$173,708

(a)	Gain on sale of storage and distribution business sold during July 2005 and other non-cash items related to the discontinued operations.

(b)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)	Amount calculated as 99% of the earnings (loss) before discontinued operations less distribution to senior unit holder; the result then divided by the weighted average common units outstanding.

(d)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and to fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)	Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two Class Method under FASB Statement No. 128 Earnings Per Share.” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. The dilutive effect of EITF 03-6 on basic net earnings per common unit was $0.04 for the three months ended July 31, 2005.